Exhibit 99.1

NorthStar Realty Finance Declares Fourth Quarter Common Stock Dividend and

Announces Update on Strategic Initiatives

Highlights

•                  Fourth Quarter Dividend of $0.40 Per Share

•                  $2.0 Billion of Monetizations Resulting in Approximately $930 Million of Cash Proceeds

•                  Formed Special Committee and Retained UBS Investment Bank to Advise on a Potential Recombination with NorthStar Asset Management Group Inc.

NEW YORK, NY, February 25, 2016 — NorthStar Realty Finance Corp. (NYSE: NRF) (“NorthStar Realty”) today announced that it has declared a cash dividend of $0.40 per share of common stock, payable with respect to the quarter ended December 31, 2015. The dividend is expected to be paid on March 11, 2016 to stockholders of record as of the close of business on March 7, 2016. NorthStar Realty’s common stock will begin trading ex-dividend on March 3, 2016. This dividend represents a payout ratio of approximately 63% of expected cash available for distribution (“CAD”) for the fourth quarter of 2015, which includes the impact from the following: (i) approximately $16 million of CAD differential from each of the prior two quarters due to typical hotel seasonality; (ii) approximately $5 million in predominantly non-recurring quarterly tax expenses; (iii) approximately $10 million of CAD foregone relating to certain real estate private equity fund holdings  sold as of September 30, 2015 (discussed further below); and (iv) the inclusion of one month of earnings from NorthStar Realty Europe Corp. (approximately $5 million).

NorthStar Realty continues to execute a series of strategic initiatives with the goal of maximizing long-term shareholder value. These initiatives include: (i) sales of all or portions of its healthcare, manufactured housing, multifamily and net lease real estate; (ii) sales and/or accelerated repayments of its commercial real estate loans, corporate debt investments and real estate securities; and (iii) sales of all or a portion of its real estate private equity fund interests. NorthStar Realty’s objective is to identify and focus on monetizing assets where it can achieve attractive valuations relative to available capital redeployment opportunities and, in cases where it is selling portions of assets, to partner with high quality institutions with similar investment objectives. A detailed update on these initiatives is provided below.

Proceeds from these sales initiatives, along with capital retained from our revised dividend policy, are currently expected to be used toward repurchasing NorthStar Realty common stock, which we believe is currently trading at a dramatic discount to underlying net asset value and for the repayment of all or a portion of NorthStar Realty’s corporate recourse borrowing obligations, which currently total approximately $600 million (excluding $280 million of trust preferred securities with maturities beginning in 2035). NorthStar Realty intends to complete its existing $500 million stock repurchase authorization through open market repurchases and/or an accelerated stock repurchase program and then evaluate additional stock repurchases. NorthStar Realty repurchased approximately $118 million of common stock through December 31, 2015.

NorthStar Realty also announced its board of directors has formed a special committee and the special committee has retained UBS Investment Bank as its financial advisor to explore a potential recombination transaction with NorthStar Asset Management Group Inc. (“NSAM”).  The special committee will be comprised solely of independent directors that are not on the board of directors of NSAM, including a new independent director whom we anticipate will be appointed shortly.

Jonathan Langer, Chief Executive Officer, commented, “In connection with our continuous evaluation of our capital allocation strategy, management and the board view this as the appropriate time to revise our dividend policy, in part due to recent market volatility.  We believe this policy modification, reflecting a meaningfully enhanced level of dividend coverage, provides stockholders with a highly attractive, consistent and durable dividend and allows the company to retain substantial additional capital.  This capital, together with cash generated through our asset monetization efforts, will be redeployed towards actively repurchasing our common stock and eliminating our recourse corporate borrowings, thus simultaneously creating immense value through share buybacks and reducing risk in our business. While our near term focus is centered on creating liquidity to repurchase our stock and reduce leverage, we continue to maintain a best in class investment platform and remain poised to continue to grow, as and when market conditions allow, as a diversified equity REIT.  We will continue to assess our capital allocation policy as well as evaluate other corporate strategic initiatives when appropriate.”

Mr. Langer added, “With respect to our asset monetization initiatives, we are extremely pleased with the results thus far and remain focused on selling additional assets at levels well above the valuations inherent in our trading price.  We have historically been very opportunistic in driving shareholder value and we intend to continue to do so by taking advantage of current market conditions.”

Below is an update on NorthStar Realty’s initiatives.

Real Estate Private Equity

•                  NorthStar Realty entered into an agreement to sell its interest in one of its portfolios of real estate private equity funds.  This transaction will result in NorthStar Realty receiving net proceeds of $184 million and being relieved of $243 million in deferred purchase price funding obligations. $145 million of the $184 million was collected earlier this month with the remaining balance expected to be received in March. NorthStar Realty generated an IRR of approximately 17.3% on its invested equity.

•                  NorthStar Realty hired an advisor to sell a majority of NorthStar Realty’s remaining portfolios of real estate private equity fund interests, which have a carrying value of $916 million as of December 31, 2015 and $58 million of expected future funding obligations.

Commercial Real Estate Loans, Corporate Debt Investments and Securities

•                  NorthStar Realty sold certain of its commercial real estate loans, at par, which will result in NorthStar Realty receiving net proceeds of $178 million, of which $120 million was received earlier this month with the remaining proceeds expected to be collected in March. NorthStar Realty expects to generate an IRR of approximately 13.6% on its invested equity.

•                  NorthStar Realty has worked to achieve accelerated repayments of certain loans, at par, which resulted in NorthStar Realty receiving net proceeds of $277 million, of which $217 million was related to RXR loans that repaid in October 2015. NorthStar Realty generated an IRR of approximately 13.7% on its invested equity.

•                  NorthStar Realty sold certain of its real estate securities which resulted in NorthStar Realty receiving net proceeds of $54 million. NorthStar Realty generated an IRR of approximately 26.4% on its invested equity.

Commercial Real Estate

•                  NorthStar Realty entered into an agreement to sell its interest in a portfolio of senior housing assets which will result in NorthStar Realty receiving net proceeds of approximately $150 million. These proceeds are expected to be received in March 2016. The gross price is approximately $900 million with $648 million of mortgage financing in place which is being assumed as part of the transaction. NorthStar Realty expects to generate an IRR of approximately 10.0% on its invested equity.

•                  NorthStar Realty entered into and is finalizing other agreements to sell up to 10 multifamily properties which will result in NorthStar Realty receiving net proceeds of $91 million. These proceeds are expected to be received during the second quarter 2016.  The gross price is $311 million with $210 million of mortgage financing in place which is being assumed as part of the transactions. NorthStar Realty expects to generate an IRR of approximately 19.2% on its invested equity. NorthStar Realty remains focused on monetizing additional portions of its multifamily portfolio.

•                  NorthStar Realty retained an advisor to sell a substantial minority interest in the remainder of its healthcare real estate portfolio. Our 462 healthcare properties are primarily comprised of medical office buildings, senior housing facilities and skilled nursing facilities. Approximately 80% of the NOI in the portfolio is comprised of medical office buildings and other long-term leased real estate.  Updates on this sale process will be provided when appropriate.

•                  NorthStar Realty retained an advisor to sell all or a portion of its manufactured housing portfolio. Our manufactured housing portfolio consists of 136 communities that lease pad rental sites for placement of factory built homes located throughout the United States. Updates on this sale process will be provided when appropriate.

•                  NorthStar Realty retained an advisor to sell its interest in an industrial net lease portfolio. NorthStar Realty has approximately $160 million of capital invested in this portfolio.

Summary of Monetization Initiatives

In total, NorthStar Realty’s monetization initiatives to date represent approximately $2.0 billion of aggregate value. Including contractual obligations from its counterparties, NorthStar Realty has received or expects to receive approximately $930 million of cash proceeds and has also been relieved of an incremental $243 million in future funding obligations.

As previously announced, NorthStar Realty will issue a press release announcing fourth quarter 2015 results on February 26, 2016.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate company that is organized as a REIT and is managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, our ability to execute our strategic initiatives, including sales of all or portions of certain of our assets or otherwise; whether our monetization initiatives under contract or any additional monetization initiatives will be consummated or achieve the anticipated benefits, including additional liquidity, reduced leverage, including the repayment of all or a portion of our corporate recourse borrowing obligations, attractive valuations relative to available capital redeployment opportunities, the ability to partner with high quality institutions with similar investment objectives, and the reduction of risk in our business or the creation of immense value through stock repurchases; whether our stock is trading at a dramatic discount to underlying net asset value; the amount and timing of stock repurchases pursuant to our stock repurchase program or an additional stock repurchase program, if any; whether the exploration by our special committee of a potential recombination transaction with NSAM will result in such a transaction and, if so, whether we will achieve any anticipated benefits from it; volatility, disruption or uncertainty in the financial markets; whether our dividend coverage is meaningfully enhanced; our ability to maintain dividend payments, at current levels, or at all, and whether our dividend yield will continue to be highly attractive, consistent and durable; our liquidity and financial flexibility, including the amount of capital we retain from our dividend policy and subsequently deploy; the performance of our investment platform; our ability to grow, as and when market conditions allow; NSAM’s ability to source and consummate attractive investment opportunities on our behalf; the diversification of our portfolio, including the equity and debt mix; whether we will seek or complete any additional corporate strategic initiatives; our ability to continue to be opportunistic in driving shareholder value, including our ability to take advantage of current market conditions; whether we will collect additional expected balances on our sales initiatives, be relieved of additional future funding obligations or achieve expected IRRs on our invested equity; our CAD, including our ability to manage our costs in line with our expectations and the impact on our CAD; the NOI and performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; the impact of economic conditions on the tenants/operators of our real property that we own; illiquidity of properties in our portfolio; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; our ability to comply with domestic and international laws or regulations governing various aspects of our business; regulatory requirements with respect to our business and the related cost of compliance; changes in laws or regulations governing various aspects of our business; changes to our board composition; competition for qualified personnel, including our ability to retain key personnel; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; failure to maintain effective internal controls; compliance with the rules governing REITs; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward looking statements after the date of this release to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772